Exhibit 1

JOINT FILING AGREEMENT

Osmium Capital Management Ltd, Osmium Special Situations Fund Ltd and Chris Kuchanny, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: January 8, 2010	Osmium Capital Management Ltd

/s/ Chris Kuchanny
	Name:	Chris Kuchanny
	Title:	Chairman and Chief Investment Officer

Osmium Special Situations Fund Ltd

/s/ Chris Kuchanny
	Name:	Chris Kuchanny
	Title:	Director

/s/ Chris Kuchanny
	Name:	Chris Kuchanny